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Press Release      Source: CirTran Corp.

CirTran Reports Record Sales, Strong Overall Improvement in 10-K Filing Monday April 17, 7:30 am ET

SALT LAKE CITY--(BUSINESS WIRE)--April 17, 2006--CirTran Corp. (OTCBB: CIRT -
News), an international full-service contract manufacturer of IT, consumer and consumer electronics products, today filed Form 10-KSB for the year ended Dec. 31, 2005, reporting record sales and what its founder and president called "a strong overall improvement."

CirTran reported net sales of $12,992,512, an increase of 46.6% as compared with $8,862,715 for fiscal 2004. The company also reported a 243% improvement in gross profit, growing to $6,248,288 from $1,818,781, while trimming losses by 20% to $527,708 from a loss of $658,322 in fiscal 2004.

"CirTran showed a strong overall improvement in 2005, which would have been stronger still if not for resolutions of existing situations -- occurring after our Feb. 28, 2006, press release -- subsequently charged to fiscal 2005," said Iehab J. Hawatmeh, the company's founder and president.

"In addition, our 10-K filing includes adherence to a new SEC interpretation concerning derivatives on convertible debentures, resulting in an additional non-cash expense charge against 2005," he said. "The interpretation was issued Dec. 1, 2005, thus CirTran did not have this information when issuing our last quarterly financials, nor did our auditors have it when conducting their reviews."

As already announced by CirTran, two litigations settled in February were charged to fiscal 2005 as "previous obligations." In addition, the SEC's December 1 interpretation resulted in a non-cash charge of $826,124 for accretion expense when the $3.75 million convertible debenture issued to Highgate House Funds Ltd. last May was subsequently revalued. In addition, a derivative expense of $235,015 was charged to fiscal 2005 for the $1.5 million convertible issued to Cornell Capital in December.

"This mandated bookkeeping took $1,205,431 from CirTran's net income for the fiscal year," Hawatmeh said, noting that the company's cash obligations totaled only $200,000.

"If not for reporting the legal settlements against 2005 and the December 2005 new interpretation by the SEC, CirTran would have been on-target for its first profitable year ever," he said.

Other major areas of financial growth for CirTran reported in the 10-K filing included:

     * a 447% improvement in EBITDA to $1,268,000 as compared with $231,710 reported for 2004;





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     * a 154% improvement in total assets to $10,899,705 from $4,293,429 reported for 2004; and
     * a 161% improvement in stockholder equity to $1,377,848 from ($2,242,033) reported for 2004.

Continued Growth by CirTran

"In 2005, CirTran continued its growth in all areas of our business," Hawatmeh said. "Sales grew, we added products and divisions, and for the first time reported a profitable quarter followed by a second profitable quarter. If not for auditing decisions involving legal issues and a change in reporting requirements, our projection and goal of a profitable year would have been realized."

About CirTran Corp.

Founded in 1993, CirTran Corp. (www.CirTran.com) is a premier international full-service contract manufacturer. Headquartered in Salt Lake City, its ISO 9001:2000-certified, non-captive 40,000-square-foot manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while reducing costs and ensuring speedy time-to-market. In 1998, CirTran acquired Racore Technology (www.racore.com), founded in 1983 and reorganized as Racore Technology Corp. in 1997. In 2004, it formed CirTran-Asia as a high-volume manufacturing arm and wholly owned subsidiary with its principal office in ShenZhen, China. CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment and household products manufacturing, focusing on the multibillion-dollar direct response industry.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.


Contact:

CirTran Corp.
Trevor M. Saliba, 801-963-5112
trevor@cirtran.com
        or
The Kaminer Group
David A. Kaminer, 914-684-1934 (Press)
dkaminer@kamgrp.com

Source: CirTran Corp.




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